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                                                           EXHIBIT 10.51

                              EMPLOYMENT AGREEMENT

         Employment Agreement, between CELADON TRUCKING SERVICES, INC., a New Jersey corporation, having its principal office at One Celadon Drive, Indianapolis, Indiana 46236 (the "Company") and Ronald S. Roman, residing at 13006 Hardisty Road, Fort Wayne, Indiana 46845 (the "Employee").

         1. For good consideration, the Company employs the Employee on the following terms and conditions.

         2. Term of Employment: Subject to the provisions for termination set forth below this agreement will begin on October 1, 1996, unless sooner terminated in accordance with section 10 below.

         3. Salary: The Company shall pay Employee a salary of $130,000 until June 30, 1997, $140,000 until June 30, 1998 and $150,000 until September 30,
1999. Upon mutual agreement, this agreement will automatically renew itself for consecutive one year terms and any modification of the terms shall be determined only by mutual agreement.

         Car allowance for the first two years will be the providing of a 1996 Jeep Cherokee Laredo or similar vehicle. In the last year of the contract a similar vehicle or a car allowance equivalent to a minimum of $5400 per year.
Bonus: During the term of the contract, Ron shall be eligible for any bonus compensation distribution, as determined by the Corporation, similar to executives of his level, and be eligible to participate in employee plans that become available and/or as obtained by the Corporation for its senior executives. Ron will be eligible for stock options of an additional 25,000 shares at $9.00 per share. These options will be vested in three equal annual periods. These stock options will be subject to the approval of the Compensation Committee of the Board of Directors before this contract is considered valid. The annual salary will be per year, for the services of the Employee, payable at regular payroll periods.

         4. Duties and Position: The Company hires the Employee in the capacity of Executive Vice President Fleet Management of the Corporation or some comparable title. The employee's duties may be reasonably modified at the Company's direction from time to time.

         5. Employee to Devote Full Time to Company: The Employee will devote full time, attention, and energies to the business of the Company and during this employment, will not engage in any other business activity, regardless of whether such activity is pursued for profit, gain, or other pecuniary advantage. Employee is not prohibited from making personal investments in any other businesses provided those investments do not require active involvement in the operation of said companies.

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         6. Confidentiality of Proprietary Information: Employee agrees, during or after the term of this employment, not to reveal confidential information, or trade secrets to any person, firm, corporation, or entity. Should Employee reveal or threaten to reveal this information, the Company shall be entitled to an injunction restraining the Employee from disclosing same, or from rendering any services to any entity to whom said information has been or is threatened to be disclosed. The right to secure an injunction is not exclusive, and the Company may pursue any other remedies it has against the Employee for a breach or threatened breach of this condition, including the recovery of damages from the Employee.

         7. Reimbursement of Expenses: The Employee may incur reasonable expenses for furthering the Company's business, including expenses for entertainment, travel, and similar items. The Company shall reimburse Employee for all business expenses after the Employee presents an itemized account of expenditures, pursuant to Company policy.

         8. Vacation: The Employee shall be entitled to a yearly vacation of 3 weeks at full pay.

         9. Disability: If Employee cannot perform the duties because of illness or incapacity for a period of up to 13 weeks, he shall receive his full salary from the Corporation, less any disability payments made directly to him. If such disability shall continue past 13 weeks, during the next 13 weeks, he shall receive 67% of his normal salary up to a maximum of $10,000 per month in addition to any disability payments he may receive. The Employee's full compensation will be reinstated upon return to work. However, if the Employee is absent from work for any reason for a continuous period of over 6 months, the Company may terminate the Employee's employment, with applicable severance as outlined in section 10.

         10. Termination of Agreement: The term of employment shall be from the date of execution of this agreement for a period of three years or until terminated in accordance with the provisions set forth herein. This Agreement automatically renews for successive one year periods, unless terminated sooner. The Corporation and Employee shall provide 60 days' written notice in the event either party determines not to renew this agreement. This agreement may be terminated at any time by mutual agreement in writing of the corporation and Employee. This agreement may be immediately terminated by the Corporation at any time for cause, including, without limitation, Employee's failure or refusal to perform his duties and obligations hereunder. If the Company requests, the Employee will continue to perform his/her duties and be paid his/her regular salary up to the date of termination. In addition, the Company will pay the Employee on the date of termination a severance allowance of $150,000 less taxes and social security required to be withheld.

         11. Death Benefit: Should Employee die during the term of employment, the Company shall pay to Employee's estate any compensation due through the end of the month in which death occurred in addition to any Company paid life insurance.

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         12. Restriction on Post Employment Compensation: For a period of one
(1) year after the end of employment, the Employee shall not control, consult to or be employed by any business similar to that conducted by the Company, either by soliciting any of its accounts or by operating within Employer's general trading area.

         13. Assistance in Litigation: Employee shall upon reasonable notice, furnish such information and proper assistance to the Company as it may reasonably require in connection with any litigation in which it is, or may become, a party either during or after employment.

         14. Effect of Prior Agreements: This agreement supersedes any prior agreement between the Company or any predecessor of the Company and the Employee, except that this agreement shall not affect or operate to reduce any benefit or compensation inuring to the Employee of a kind elsewhere provided and not expressly provided in this agreement.

         15. Settlement by Arbitration: Any Claim or controversy that arises out of or relates to this agreement, or the breach of it, shall be settled by arbitration in accordance with the rules of the American Arbitration Association. Judgment upon the award rendered may be entered in any court with jurisdiction.

         16. Limited Effect of Waiver by Company. Should Company waive breach of any provision of this agreement by the Employee, that waiver will not operate or be construed as a waiver of further breach by the Employee.

         17. Severability: If, for any reason, any provision of this agreement is held invalid, all other provisions of this agreement shall remain in effect. If this agreement, is held invalid or cannot be enforced, then to the full extent permitted by law any prior agreement between the Company (or any predecessor thereof) and the Employee shall be deemed reinstated as if this agreement had not been executed.

         18. Assumption of Agreement by Company's Successors and Assignees: The Company's rights and obligations under this agreement will inure to the benefit and be binding upon the Company's successors and assignees.

         19. Oral Modifications Not Binding: This instrument is the entire agreement of the Company and the Employee. Oral changes shall have no effect. It may be altered only by a written agreement signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

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         20. If the level of responsibility or the title of the position is significantly upgraded at any time during the contract period the salary and benefits will be opened for mutual renegotiation.

Signed this lst day of October, 1996.

/s/ Stephen Russell, Chairman                              /s/ Ronald S. Roman
--------------------------------                          ---------------------
Company                                                     Employee

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                        Addendum to Employment Agreement
                    Ronald S. Roman and Celadon Trucking Inc.
                                  June 23, 1997

         Paragraph 3 of employment agreement dated October 1, 1997 has been amended to increase the base salary of year two of the contract to $150,000 effective June 30, 1997 and to change the final year salary to $165,000 effective June 30, 1998. Paragraph 10 regarding severance allowance will be changed to $165,000. Additionally, expenses to join and maintain membership at Maple Creek Country Club will be reimbursed by the Corporation for the length of the contract. Additionally 10,000 stock options subject to Compensation Committee will be granted effective at the next board meeting for years two and three of this contract. These changes were negotiated under paragraph 20 - position upgrade.

         Signed this 25th day of June, 1997.

/s/ Stephen Russell                                  /s/ Ronald S. Roman
-------------------------                            -----------------------
Chairman                                                 Employee

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